Exhibit 10.2

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into effective as of May 1, 2015 (the “Effective Date”), by and between Steven Tarr (the “Executive”) and Acucela Inc. (the “Company”).
In consideration of the mutual covenants herein contained, the continuing employment of the Executive by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Duties and Scope of Employment. The Company shall employ Executive in the position of Chief Operating Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Chief Executive Officer CEO). Only the Chief Executive Officer or the Board of Directors (the “Board”) shall have the right to revise such responsibilities from time to time, as they deem necessary or appropriate. The CEO or Compensation Committee of the Board shall have the right to revise Executive’s compensation as provided for in Section 4(a) and (c) below, consistent with the provisions of this Agreement. Executive shall be entitled to indemnification from the Company for claims asserted against Executive in connection with Executive’s performance of his duties hereunder and shall be covered under the officer and director liability policy maintained by the Company.
2.    Obligations. While employed hereunder, Executive will perform his duties faithfully and to the best of his ability. Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may conclude his current consulting work insofar as such duties do not conflict with Executive’s performance and best efforts for the Company; and also provided that Executive may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Executive’s responsibilities to the Company. Any board of director positions with other business or charitable entities entered into after the Effective Date shall be subject to the prior approval of the CEO.
3.    Employment Term. Unless otherwise terminated earlier as provided in Section 5, Executive’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue until December 31, 2015 (the “Initial Term”), provided that this Agreement shall automatically renew for successive one-year periods unless either the Company or the Executive provide written notice to the other of its intention not to renew the Agreement at least sixty (60) days prior to the end of any yearly term (each such additional year being an “Extended Term”, and collectively with the Initial Term being the “Employment Term”).
4.    Compensation and Benefits.
(a)    Base Compensation. The Company shall pay Executive as compensation for Executive’s services hereunder an annual base salary of $350,000 (Three Hundred Fifty

Thousand). Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The base salary may be increased pursuant to annual review by the CEO and/or Compensation Committee of the Board.
(b)    Signing Bonus. Executive will receive a one-time signing bonus of Fifty Thousand Dollar ($ 50,000.00), subject to applicable tax withholding and paid at the time of Executive’s first regularly scheduled paycheck in accordance with normal Company payroll practices.
(c)    Incentive Bonus. In addition to the base salary, Executive may receive a performance bonus relating to each year of employment with the Company under this Agreement equal to an amount to be determined by the Board or its Compensation Committee. Such bonus shall be paid by March 15 of the year following the year for which the bonus relates. The maximum amount of such performance bonus shall be 40% of Executive’s then current base salary for the applicable fiscal year. Such performance bonus, if any, shall be based upon Company performance against objective metrics to be determined annually by the CEO and/or Compensation Committee of the Board.
(d)    Benefits. Executive shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Employee may work virtual up to twenty‑five percent (25%) of his time providing it does not interfere with the goals and objectives of the Company. To the extent adopted and maintained by the Company, such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. Executive will accrue one day of sick leave per month, for a total of twelve (12) sick days per year. Executive will also be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. The Company will also reimburse Executive for monthly office parking expenses. The Company reserves the right to change or terminate its employee benefit plans and programs at any time pursuant to any notice provisions in such plans.
(e)    Relocation Benefits. No relocation benefits will be paid under this Agreement.
(f)    Business Expenses. The Company will reimburse Executive for reasonable business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
(g)    Stock Options/Equity Awards. Subject to Board approval and any required shareholder approval (which Company shall use its best efforts to obtain, if needed), the Company will provide Executive restricted stock grants (“Restricted Stock”) as set forth in a separate agreement pursuant to the 2014 Equity Incentive Plan, as amended, of the Company (the “2014 Plan”). The grant value of the Restricted Stock will be the current fair market value of the

Company common stock as determined by the Board consistent with the requirements of IRC Sec. 409A and other applicable statutes and the aggregate number of shares subject to the Restricted Stock shall be equal to one percent (1%) of outstanding common stock on the Effective Date on a fully diluted basis. The Restricted Stock shall be subject to repurchase by the Company over a four (4) year period, with 75% of the Restricted Stock subject to repurchase during the first year from the Effective Date and the remaining thereafter on a decreasing percentage on a monthly basis, provided that 100% of the Restricted Stock shall be fully owned upon the occurrence of a Company Change in Control, termination of Executive’s employment by the Company without Cause, or in the event Executive terminates his employment for Good Reason, and provided further that in the event the Acceleration Trigger is a Change of Control, the Executive’s employment with the Company’s successor is terminated by the Company successor without Cause or by the Employee with Good Reason.
5.    Termination of Employment.
(a)    Termination by Company for Cause; Voluntary Termination. In the event Executive’s employment with the Company is terminated for “Cause” (as defined herein) by the Company or voluntarily by Executive (i) the Company shall pay Executive any unpaid base salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the period of time mandated by applicable law. Executive shall retain all options that are vested as of the Termination Date and such options may be exercised in accordance with the provisions of the 2014 Plan. All unvested options will be immediately forfeited as of the Termination Date.
(b)    Termination by Company without Cause. The Company may terminate Executive’s employment without Cause upon thirty (30) days written notice to Executive. If Executive’s employment with the Company terminates other than voluntarily or for Cause, and Executive signs and does not revoke a Release, then, subject to Executive’s compliance with Section 7, Executive shall be entitled to:
(i)    Receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his base salary, as then in effect, for a period of nine (9) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.
(ii)    The same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Executive on the day immediately preceding the day of the Executive’s termination of employment; provided, however, that (a) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (b) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Executive with Company-paid health coverage until the earlier of

(i) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) nine (9) months from the Termination Date.
(iii)    Any unvested portion of Options shall immediately vest and become exercisable as to that number of shares that would have vested had Executive remained a full-time employee with the Company through the nine (9) month period following the Termination Date and, subject to terms of the 2014 Plan, Executive shall have nine (9) months following the Termination Date to exercise such vested shares.
(c)    Death. In the event of Executive’s death while employed hereunder, Executive’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will receive (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Executive’s base salary for a period of ninety (90) days from Executive’s death, to be paid periodically in accordance with the Company’s normal payroll policies, (ii) Company-paid COBRA benefits as specified in Section 5(b)(ii) above for ninety (90) days from Executive’s death, and (iii) subject to the terms of the 2014 Plan, have the right to exercise the vested options under the 2014 Plan which are vested as of the date of Executive’s death for one (1) year following Executive’s death.
(d)    Disability. In the event of Executive’s termination of employment with the Company due to “Disability” (as defined herein), Executive shall be entitled to continuing payments of base salary (less applicable withholding taxes) until Executive is eligible for long-term disability payments under the Company’s group disability policy; provided, however, that in no event shall such period of continued base salary exceed 180 days following termination.
(e)    Termination by Executive for Good Reason. If Executive terminates employment with the Company for “Good Reason” (as defined herein) within ninety (90) days of a Good Reason event, and Executive signs and does not revoke a Release, then, subject to Executive’s compliance with Section 7, Executive shall be entitled to the same benefits that he would receive in Section 5(b) above.
6.    No Impediment to Agreement. Executive hereby represents to the Company that Executive is not, as of the date hereof, and will not be during Executive’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Executive’s ability to enter this Agreement and to perform the duties of Executive’s employment.
7.    Assignment of Inventions and Confidentiality Agreement. Executive acknowledges that by reason of his employment, he will have access to trade secrets and confidential or proprietary information, including but not limited to: confidential processes and technology, long range plans, marketing plans, supplier relationships, contract terms, compensation information, membership and customer data, financial information, pricing and costs information. Executive agrees, as a condition to Executive’s employment with the Company and the effectiveness of this Agreement, to execute the Company’s form of Intellectual

Property Agreement attached hereto as Exhibit A; provided, however, to the extent there is any inconsistency between such agreement and this Agreement, this Agreement shall control.
8.    Injunction. Executive agrees that an injunction may be granted by the Superior Court of King County, Washington, or by any other court or courts having jurisdiction, restraining him from violation of the terms of this Agreement, upon any breach or threatened breach. This shall not limit Company from any other relief or damages to which it may be entitled as a result of Executive’s breach of this Agreement.
9.    Alternative Dispute Resolution. Executive agrees that prior to filing any motion or claim against Company or any of its employees, he will offer to engage in formal mediation. Each party shall bear its own costs of mediation.
10.    Fees. The prevailing party shall be entitled to its costs and attorney’s fees incurred in any litigation relating to the interpretation or enforcement of this Agreement, provided that a party’s right to fees and costs in connection with a wage or other statutory employment claim shall be governed exclusively by applicable state or federal law.
11.    Definitions.
(a)    Cause. For purposes of this Agreement, “Cause” is defined as any of the following: (i) fraud, illegal conduct, misappropriation or embezzlement on the part of Executive which results in material loss, damage or injury to the Company, (ii) a material breach of this Agreement (including any documents incorporated herein by reference) by Executive, (iii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude, or (iv) conduct by Executive which constitutes willful, wanton or grossly negligent neglect of duties. Conduct will not be willful or grossly negligent if done, or not done, by Executive in good faith and with reasonable belief that action or omission was in the best interest of the Company. Any termination for “Cause” hereunder must be determined by a vote of the Board, with Executive first having been given specific written explanation of the basis for the “Cause” determination and an opportunity to appear before the Board prior to final Board action. If the Company wishes to terminate Executive’s employment for Cause, it shall first give Executive forty‑five (45) days prior written notice of the circumstances constituting Cause and an opportunity to cure unless the circumstances are not subject to being cured.
(b)    Change in Control. For purposes of this Agreement, Change in Control” is defined as the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by member of the Board whose appointment or election is not endorsed by as majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (v), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Corporate Transaction unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.
(c)    Disability. For purposes of this Agreement, “Disability” is defined as Executive’s inability to perform his employment duties to the Company hereunder for 180 days (in the aggregate) in any one-year period as determined by concurrence of Executive’s attending physician and an independent physician selected by the Company, and failing concurrence of such physicians, then by an independent physician which they together select.
(d)    Good Reason. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following: (i) A relocation of Company headquarters outside of King, Pierce, or Snohomish counties in the State of Washington ; (ii) A material breach of this Agreement by the Company; (iii) Executive has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position, (iv) Executive’s base salary is reduced, and/or (v) the Company experiences a Change in Control. If the Executive wishes to terminate his employment for Good Reason, it shall first give Company forty‑five (45) days prior written notice of the circumstances constituting Good Reason and an opportunity to cure unless the circumstances are not subject to being cured.
(e)    Release. For purposes of this Agreement, “Release” is defined as a full and complete release of all claims of Executive against the Company, known or unknown on the date of its execution, in form and substance acceptable to the Company.
12.    Successors; Personal Services. The services and duties to be performed by the Executive hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive, the Executive’s heirs and representatives.
13.    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address, which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Operating Officer.
14.    Miscellaneous Provisions.
(a)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b)    Entire Agreement. This Agreement and the Company’s Intellectual Property Agreement dated of even date herewith, shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof.
(c)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules. The parties expressly stipulate that any litigation under this Agreement shall be brought in the state courts of King County, Washington or in the United States District Court for the Western District of Washington at Seattle. The parties agree to submit to the jurisdiction and venue of these courts.
(d)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(e)    No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f)    No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
(g)    Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.
(h)    Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.
(i)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(j)    Attorney Fees. The Company agrees to directly pay Executive’s reasonable legal fees associated with entering into this Agreement up to $5,000 upon receiving invoices for such services.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
COMPANY:
Acucela Inc.
By: /s/ Ryo Kubota    [Sign Here]
Ryo Kubota
Its: CEO
EXECUTIVE:

/s/ Steven Tarr    [Sign Here]
Steven Tarr

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]